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                                                                    EXHIBIT 23.1













                          INDEPENDENT AUDITORS' CONSENT



Plan Administrator
Kirby 401(k) Plan:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Kirby Corporation (filed under Securities and Exchange Commission File No. 33-57625) of our report dated June 30, 2003, with respect to the statements of net assets available for benefits (modified cash basis) of the Kirby 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits (modified cash basis) for the years ended December 31, 2002 and 2001 and the supplemental schedule H, line 4i
- schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Kirby 401(k) Plan.








Houston, Texas
June 30, 2003